Exhibit 99.1

Hennessy Advisors, Inc. Announces New Independent Board Member

NOVATO, Calif., Dec. 1, 2021 /PRNewswire/ -- Hennessy Advisors, Inc. (the "Company") (Nasdaq: HNNA) today announced that Lydia Knight-O'Riordan has been named to the Company's Board of Directors. Ms. Knight-O'Riordan brings fresh perspective, community involvement, and significant management experience to the Hennessy Board. She has gained a broad range of soft and technical skills as a project manager in her nearly four decades working for Hathaway Dinwiddie.

"We are thrilled to welcome Lydia to our Board," said Neil Hennessy, the Company's Chairman and CEO. "She is an esteemed member of our community and a consummate professional, and we are confident that her high level of ethical standards and unwavering commitment will benefit our Board and the shareholders of Hennessy Advisors," he added.

Ms. Knight-O'Riordan will join the Board as the tenth director and sixth independent director, and she will serve the shareholders of Hennessy Advisors, Inc. alongside Neil Hennessy, Teresa M. Nilsen, President & COO of Hennessy Advisors, Inc., Daniel B. Steadman, EVP of Hennessy Advisors, Inc., and Brian A. Hennessy, as well as independent directors Daniel G. Libarle, Henry C. Hansel, Rodger D. Offenbach, Susan Weber Pomilia, and Thomas L. Seavey.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., terry@hennessyadvisors.com; 800-966-4354